Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Geokinetics Inc.

We consent to the use of our report dated April 29, 2005 (except as to note 12, which is at November 2, 2005), with respect to the consolidated balance sheets of Trace Energy Services Ltd., and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2004 included in this Registration Statement on Amendment No. 3 to Form S-1 of Geokinetics Inc., and to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ KPMG LLP

Chartered Accountants
Calgary, Canada
July 19, 2006